UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  October 17, 2011

CHINA INFRASTRUCTURE INVESTMENT CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	001-34150	88-0484183
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room D, 2F, Building 12, Xinxin Huayuan, Jinshui Road, Zhengzhou, Henan Province, The People’s Republic of China	N/A
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (011) 86-375-2754377

_________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 17, 2011, China Infrastructure Investment Corporation (the “Company”), received a letter from The Nasdaq Stock Market LLC (“Nasdaq”), which stated that the Nasdaq Staff has made an additional determination that the actions taken by the Company with respect to substantial loans and advances made to related parties, which actions were disclosed in a Current Report on Form 8-K and in the Company’s Annual Report on Form 10-K filed on October 13, 2011, raise public interest concerns under Listing Rule 5101.  The Staff has indicated that this matter serves as an additional basis for delisting the Company’s securities from Nasdaq.

The Company previously disclosed in a Current Report on Form 8-K filed on September 7, 2011, the receipt of a letter (the “Letter”) from Nasdaq informing the Company that Nasdaq would delist the Company’s securities as a result of the Company’s failure to regain compliance with Listing Rule 5550(a)(2) prior to the expiration of the relevant compliance period.  On September 13, 2011, the Company formally appealed the determination to delist for failure to regain compliance with the Nasdaq bid price requirements and a hearing is scheduled for October 27, 2011 (the “Hearing”).

The Company does not agree that the actions taken with respect to writing off the  related party loans and accepting a controlling interest in a new asset to offset the related party loans, harmed the minority shareholders of the Company.  Further the Company does not believe that such actions should have lead to a public interest concern under Listing Rule 5101.  At the Hearing, the Company intends to rebut the allegations made by the Staff that the actions cause a public interest concern.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA INFRASTRUCTURE INVESTMENT CORPORATION

Date: October 21, 2011	By:	/s/ Li Xipeng
Name: Li Xipeng
Title: Chief Executive Officer